United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549


                                    FORM 15

Certification and Notice of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission file number 333-50139
                                                ---------

                               PRIME RETAIL, L.P.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


       100 East Pratt Street, Nineteenth Floor, Baltimore, Maryland 21202
                                 (410) 234-0782
--------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, include area code, of registrant's principal executive offices)

                             Common Units of Limited
                              Partnership Interest
--------------------------------------------------------------------------------
              (Title of each class of securities covered by this Form)

                                 None
--------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a) (1) (i)   [ ]           Rule 12h-3(b) (1) (i)   [ ]
  Rule 12g-4(a) (1) (ii)  [ ]           Rule 12h-3(b) (1) (ii)  [ ]
  Rule 12g-4(a) (2) (i)   [ ]           Rule 12h-3(b) (2) (i)   [ ]
  Rule 12g-4(a) (2) (ii)  [ ]           Rule 12h-3(b) (2) (ii)  [ ]
  Rule 15d-6              [X]

Approximate  number of holders of record as of the  certificate  or notice date:
138.

Pursuant to the requirements of the Securities Exchange Act of 1934, Prime has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person:


 Date: January 27, 1999                       /s/      Robert P. Mulreaney
       ----------------                                ------------------------
                                                       Robert P. Mulreaney
                                                       Executive Vice President,
                                                       Chief Financial Officer
                                                       and Treasurer